Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement:

1) Registration Statement (Form S-8 No. 333-147644), as amended, pertaining to the 2007 Equity Incentive Plan and the 2006 Share Option Plan of Hanwha Q CELLS Co., Ltd., and

2) Registration Statement (Form F-3 No. 333-203726) of Hanwha Q CELLS Co., Ltd.;

of our reports dated April 27, 2016, with respect to the consolidated financial statements of Hanwha Q CELLS Co., Ltd. and the effectiveness of internal control over financial reporting of Hanwha Q CELLS Co., Ltd., included in this Annual Report (Form 20-F) for the year ended December 31, 2015.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

April 27, 2016